SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)
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SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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May 8, 2007

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2007 annual meeting of shareholders to be held on Tuesday, June 12, 2007 at the new corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The meeting will begin promptly at 9:00 a.m. C.D.T.

In addition to the matters described in the Notice of Annual Meeting of Common Shareholders and Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented. Please be sure you are represented at the meeting by signing, dating and mailing your proxy card promptly. A postage-paid return envelope is enclosed for your convenience.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Mark L. Lemond
President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF COMMON SHAREHOLDERS
TO BE HELD ON JUNE 12, 2007

     The annual meeting of common shareholders of Shoe Carnival, Inc. will be held at the new corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana, on Tuesday, June 12, 2007, at 9:00 a.m., C.D.T., for the following purposes:

(1)	To elect one director to serve until the 2010 annual meeting of shareholders and until his successor is elected and has qualified, as set forth in the accompanying Proxy Statement;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for fiscal 2007; and

(3)	To transact such other business as may properly come before the meeting.

     All common shareholders of record at the close of business on April 20, 2007 will be eligible to vote.

     It is important that your stock be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-paid envelope. If you attend the meeting, your proxy will be canceled at your request.

David A. Kapp, Secretary

TABLE OF CONTENTS

Proxy Q & A	1
Proposal No. 1 Election of Director	4
Information Regarding the Board of Directors and Committees	6
Code of Business Conduct and Ethics	7
Section 16(a) Beneficial Ownership Reporting Compliance	7
Executive and Director Compensation
Compensation Discussion and Analysis	8
Compensation Committee Report	14
Summary Compensation Table	15
Grants of Plan Based Awards	17
Equity and Non-Equity Based Compensation	17
Termination and Change-in-Control Arrangements	20
Compensation of Directors	25
Proposal No. 2 Ratification of the Independent Registered Public Accounting Firm	26
Audit Committee Matters	27
Transactions with Related Persons	28
Principal Shareholders	29
Shareholder Proposals for 2008 Annual Meeting	30
Shareholder Communications	30
Incorporation by Reference	30
Annual Reports	30
Proxy Card

SHOE CARNIVAL, INC.
8233 Baumgart Road
Evansville, Indiana 47725

PROXY STATEMENT
Annual Meeting of Common Shareholders

June 12, 2007

Why am I receiving these proxy materials?

     We are providing these proxy materials to you in connection with the solicitation by the Board of Directors of Shoe Carnival, Inc. (the “Company,” “we, ” “us” or “our”) for proxies to be voted at the annual meeting of common shareholders. We are holding this annual meeting at 9:00 a.m., C.D.T., on Tuesday, June 12, 2007, at the new corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana. The approximate date on which these proxy materials are first being sent to shareholders is on or about May 8, 2007.

What proposals will be voted on at the annual meeting?

     There are two proposals scheduled to be voted on at the annual meeting:

  To elect one director to serve until the 2010 annual meeting of shareholders and until his successor is elected and has been qualified; and

  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007.

     In addition, any other business that may properly come before the annual meeting will be considered and voted on. The Board of Directors currently knows of no additional business that is to be brought before the meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board of Directors recommend that I vote on the proposals?

     The Board of Directors recommends that you vote your shares "FOR" the election of Mr. Lemond as director (Proposal 1) and "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007 (Proposal 2).

Who may vote?

     You may vote at the annual meeting or by proxy if you were a shareholder of record of the Company at the close of business on April 20, 2007, the record date for the meeting. As of April 20, 2007, there were 13,655,894 shares of our common stock outstanding and entitled to vote at the meeting. On all matters, including the election of the director, each common shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

     In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for the purpose of determining a quorum.

     It is possible that a proxy would indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted.

What vote is required for each of the proposals to be approved?

     For Proposal 1, the director will be elected if he receives a plurality of the votes cast “FOR” his election.

     Proposal 2 will be approved if more shares are voted "FOR" the proposal than "AGAINST." The number of shares voted as "ABSTAIN" will not affect the outcome of Proposal 2.

     Broker non-votes will not affect the votes required to approve any of the proposals.

How do I vote my shares?

     Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope that has been provided to you. Shares held directly in your name as the shareholder of record may also be voted in person at the annual meeting. If you choose to vote in person at the meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

     Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in "street name" through a brokerage account or by a bank or other nominee, you will receive instructions from your nominee which you must follow in order to have your shares voted. If you are a "street name" shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from the record holder giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you vote your shares in advance so that your vote will be counted if you later decide not to attend the meeting.

What if I return my proxy but do not provide voting instructions?

     Your shares will be voted in accordance with your instructions as specified on your proxy card. If you sign and return your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of the director nominee listed under Proposal 1 and “FOR” Proposal 2. If any other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

May I revoke my proxy?

     If you have executed and submitted your proxy, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, executing a subsequently dated proxy that is delivered to us, or attending the annual meeting and voting in person.

How are votes counted?

     Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company N.A.

Where can I find the voting results of the annual meeting?

     We will announce preliminary voting results at the annual meeting and publish final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2007.

Who pays for the cost of proxy preparation and solicitation?

     The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

     PROPOSAL NO. 1
ELECTION OF DIRECTOR

Nominee and Director Information

     The Company currently has five directors divided into three classes. Each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after his election and thereafter until his successor is elected and qualified.

     The shareholders will be asked to elect one director. Mark L. Lemond has been nominated by the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, for election as director for a term to expire at the 2010 annual meeting of shareholders and until his successor is elected and qualified. Mr. Lemond has served as a director since 1988.

				Shares
				Beneficially
		Present		Owned on
		Principal	Director	March 16,		Percent of
Name	Age	Occupation	Since	2007(1)		Class
NOMINEE FOR DIRECTOR
(Nominee for a three-year term to expire at the annual meeting of shareholders in 2010)

Mark L. Lemond	52	President and Chief Executive Officer	1988	660,050	(2)	4.7%
		of the Company

DIRECTORS CONTINUING IN OFFICE
(Term expiring at the annual meeting of shareholders in 2008)

J. Wayne Weaver	72	Chairman of the Board of the	1988	3,833,230	(3)	28.1%
		Company, Chairman and Chief
		Executive Officer of Jacksonville
		Jaguars, LTD (professional football
		franchise), and Chairman and Chief
		Executive Officer of LC Footwear, LLC
		(footwear distributor) (4)

Gerald W. Schoor	72	Merchant Banker	1993	10,000	(5)	*
		(self-employed) (6)

(Term expiring at the annual meeting of shareholders in 2009)

William E. Bindley	66	Chairman of the Board of Bindley	1993	8,000	(7)	*
		Capital Partners, LLC (private equity
		investment fund) (8)

Kent A. Kleeberger	55	Senior Vice President, Chief	2003	3,000	(9)	*
		Financial Officer of Dollar Tree
		Stores, Inc. (single price-point retailer)
		(10)

____________________
* Less than 1%

(1)	Does not include shares subject to options that are not presently exercisable (i.e., within 60 days after March 16, 2007).

(2)	Includes 11,500 shares directly owned by Mr. Lemond's spouse, 31,667 shares of restricted stock as to which Mr. Lemond has voting but not dispositive power and 291,874 shares issuable upon the exercise of presently exercisable options granted under our 1993 Stock Option and Incentive Plan ("1993 Stock Option Plan") and our 2000 Stock Option and Incentive Plan ("2000 Stock Option Plan").

(3)	Includes 1,916,615 shares directly owned by Mr. Weaver's spouse.

(4)	Mr. Weaver also serves on the Board of Directors of Stein Mart, Inc., a chain of off-price retail stores. From 1978 until February 2, 1993, Mr. Weaver's principal occupation was as president and chief executive officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear.

(5)	Includes 3,000 shares held as co-trustee for the benefit of Mr. Schoor's spouse, 6,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan and 500 shares of restricted stock as to which Mr. Schoor has voting but not dispositive power.

(6)	Prior to January 1997, Mr. Schoor was employed as president of Corporate Finance Associates, St. Louis (financial intermediary) and as executive vice president of National Industrial Services, Inc. (industrial asset management company).

(7)	Includes 6,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan and 500 shares of restricted stock as to which Mr. Bindley has voting but not dispositive power.

(8)	From 1968 until February 2001, Mr. Bindley's principal occupation was chairman of the board and chief executive officer of Bindley Western Industries, Inc., a pharmaceutical wholesale distribution company. From July 1994 until October 2005, Mr. Bindley served as chairman of the board for Priority Healthcare Corporation, a specialty pharmacy and pharmaceutical distributor, and from July 1994 until May 1997 he also served as chief executive officer. Mr. Bindley also serves on the board of directors of Kite Realty Group Trust, a real estate company.

(9)	Includes 1,000 shares issuable upon the exercise of presently exercisable options granted under our Outside Directors Stock Option Plan and 500 shares of restricted stock as to which Mr. Kleeberger has voting but not dispositive power.

(10)	Since July 2004, Mr. Kleeberger has served as senior vice president and chief financial officer for Dollar Tree Stores, Inc., a single price-point retailer. From March 1998 until June 2004, Mr. Kleeberger served in various financial positions with Too, Inc., an apparel retailer, most recently as executive vice president, chief financial officer, treasurer and secretary.

     Unless otherwise indicated in a footnote to the preceding table, the principal occupation of each director has been the same for the last five years, and each director possesses sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by him. There is no family relationship between any of our directors or executive officers.

The Board of Directors recommends a vote FOR the director nominee listed above.

     A majority of the directors are "independent directors" as defined by the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”), and the Board of Directors has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Messrs. Bindley, Kleeberger and Schoor. Mr. Schoor has been designated as the Lead Director, and presides at all executive sessions of the non-management directors.

INFORMATION REGARDING THE BOARD OF
DIRECTORS AND COMMITTEES

Meetings and Committees

     During fiscal 2006, the Board of Directors held five meetings, one of which was conducted via teleconference. Each director during fiscal 2006 attended at least 75% of the total board meetings and the meetings of the respective committees on which he served. Directors are expected to attend the annual meeting of shareholders each year, and each of our directors attended our 2006 Annual Meeting of Shareholders.

     The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the Committees operates pursuant to a written charter, which can be viewed on our website at www.shoecarnival.com under Investors--Corporate Governance.

     The Audit Committee is comprised of three of our non-employee directors: Messrs. Kleeberger (Chair), Bindley and Schoor. Our Board of Directors has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Board of Directors and the Audit Committee believe that the Audit Committee's current member composition satisfies the listing standards of NASDAQ governing audit committee composition, including the requirement that the audit committee members all be "independent" directors, as that term for audit committee members is defined in the listing standards of NASDAQ and Rule 10A-3 of the Exchange Act. The Board of Directors has also determined that Mr. Kleeberger qualifies as the "audit committee financial expert" as defined by the Securities and Exchange Commission rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during fiscal 2006, with three of these meetings being conducted via teleconference. The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our books and records and preapproves audit and permitted non-audit services undertaken by the independent registered public accounting firm. The Audit Committee is also responsible for the review of our (i) financial reports and other financial information, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, and (iii) auditing, accounting and financial reporting processes. The Audit Committee also approves all related-person transactions, including our relationships with LC Footwear, LLC and PL Footwear, Inc. The Audit Committee meets with management and the independent registered public accounting firm as necessary.

     The Compensation Committee consists of three of our non-employee directors: Messrs. Bindley (Chair), Kleeberger and Schoor. Each of the members of the Compensation Committee is "independent", as such term for compensation committee members is defined in the listing standards of NASDAQ, each is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and each is an "Outside Director" as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). The Compensation Committee held three meetings during fiscal 2006. The Compensation Committee is responsible for reviewing, determining and establishing the salaries, bonuses and other compensation of our executive officers and directors. The Compensation Committee also administers our 1993 Stock Option Plan, 2000 Stock Option Plan, Employee Stock Purchase Plan and 2006 Executive Incentive Compensation Plan.

     During fiscal 2006, none of the Compensation Committee members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as our former officer or employee. In addition, none of the Compensation Committee members was involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K.

     The Nominating and Corporate Governance Committee (the "Nominating Committee") consists of three of our non-employee directors: Messrs. Schoor (Chair), Bindley and Kleeberger. Mr. Schoor assumed the Chair role in December 2006 due to the resignation of the prior Chair, James A. Aschleman. Mr. Aschleman resigned as a member of the Board of Directors effective October 10, 2006. Mr. Aschleman advised us that because of his affiliation with Baker & Daniels LLP, which provides legal services to us, he believed that he should no longer serve as a director. We intend to continue to use Baker & Daniels LLP for legal services. Mr. Aschleman's decision to resign from the Board of Directors was not due to any disagreement with us on any matter relating to our operations, policies or procedures. Mr. Kleeberger was appointed to the Nominating Committee at the December 2006 meeting. Each member of the Nominating Committee is "independent," as such term for nominating committee members is defined in the listing standards of NASDAQ.

The Nominating Committee met three times during fiscal 2006. The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, and (iii) oversight of evaluation of the Board. As the nominating body of the Board, the Nominating Committee also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. The Nominating Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Company and willingness to devote adequate time to Board duties.

     The Nominating Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating Committee should send such recommendation to our Secretary at 8233 Baumgart Road, Evansville, Indiana 47725, who will forward it to the Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our By-Laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2008 Annual Meeting”.

CODE OF BUSINESS CONDUCT AND ETHICS

     We have adopted a Code of Business Conduct and Ethics (the "Ethics Code") that applies to all of our directors, officers and employees, including our principal executive officer, principal financial and accounting officer, and controller. The Ethics Code is posted on our website at www.shoecarnival.com under Investors--Corporate Governance. We intend to disclose any amendments to the Ethics Code by posting such amendments on our website. In addition, any waivers of the Ethics Code for our directors or executive officers will be disclosed in a report on Form 8-K.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

     Based solely on a review of the copies of such forms furnished to us and written representations from certain reporting persons, we believe that during fiscal 2006 all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied, except that Mr. Lemond failed to timely report the donation of 300 shares to a charity.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

     We are one of the nation's largest family footwear retailers, offering customers a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national and regional name brands. We differentiate ourself from our competitors by our distinctive, highly promotional in-store marketing effort and large stores that average 11,400 square feet, generate an average of approximately $2.5 million in annual sales and house an average inventory of approximately 29,000 pairs of shoes per location. As of February 3, 2007, we operated 271 stores in 24 states primarily in the Midwest, South and Southeast regions of the United States.

     For this proxy statement, our Chief Executive Officer, Chief Financial Officer, Chairman of the Board and two additional executive officers are defined as the Named Executive Officers (the “Executives”). This section includes information regarding, among other things, compensation policies and programs and the material decisions made under those policies and programs that affect the Executives. This section should be read in conjunction with the detailed tables and narrative descriptions on pages 15 through 26.

Compensation Committee

     Our Compensation Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating the director and officer compensation plans, policies and programs. Annually, the Compensation Committee reviews and approves corporate goals and objectives relevant to Executive compensation, evaluates each Executive's individual performance as well as the group's performance in light of these goals and objectives, and sets compensation levels based on this evaluation. The Compensation Committee believes that its obligation is to structure programs that best serve our interests and the interests of our shareholders. The Compensation Committee currently consists of three directors, none of whom is a current or former employee and each of whom are deemed independent as defined in the listing standards of NASDAQ.

Compensation Philosophy and Objectives of the Overall Compensation Program

     Our compensation philosophy is to design programs to attract, retain and motivate the finest talent possible for all levels of the organization. In addition, the programs are designed to maintain a performance and achievement-oriented environment, to be cost-competitive, to treat all employees fairly and to maximize the tax deductibility of employee compensation. All programs have the following characteristics:

  Compensation is based on the level of job responsibility, the individual's level of performance and our performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

  Compensation also takes into consideration the value of the job in the marketplace. To retain our highly skilled work force, we strive to remain competitive with the pay of employers who compete with us for talent.

  A combination of short-term compensation plans (base salaries and annual cash incentives) and the long-term equity based compensation plan (restricted stock awards and stock option grants) are utilized to incent Executives for creating shareholder value through the attainment of both short and long-term goals.

What The Compensation Program is Designed to Reward

     The Compensation Committee emphasizes the relationship of compensation to performance. In evaluating our performance and the performances of the Executives, the Compensation Committee focuses primarily on increases in store growth, sales, operating income, net earnings and earnings per share as compared to both our financial plan for the year and our prior year performance.

     Regarding most compensation matters, including Executive and director compensation, management provides recommendations to the Compensation Committee; however, the Compensation Committee does not delegate any of its functions to others in setting compensation. We do not currently utilize external consultants in Executive or director compensation matters; however, we do review comparisons to other retailers. Details of our review process are contained in “Determination of Compensation Amounts” on page 10.

Compensation Program Components, Why Each Component Is Chosen and How Each Component Relates To Our Compensation Philosophy and Objectives

     The basic components of our Executive compensation program consist of base salary, annual cash incentives, long-term equity based incentives, and other benefits, which include retirement plans, health and welfare benefits, limited perquisites and other fringe benefits.

Base Salary

     The base salary component provides for fixed compensation and rewards the core competencies of each Executive relative to skill set, experience, tenure and individual performance.

Annual Cash Incentives

     We utilize a performance-based cash incentive program which is designed to reward the Executives' focus on meeting annual financial and individual goals that will lead to our long-term success. Under the 2006 Executive Incentive Compensation Plan, performance targets may be based on one or more of the following business criteria: annual return to shareholders, net income, net income before nonrecurring items, net sales, operating income, return on assets, return on equity, EPS, EBITDA, or EBITDA before nonrecurring items. Each of the foregoing business criteria may also be calculated before bonus expense.

     The Compensation Committee annually selects the business criteria that performance targets will be based on, determines the minimum threshold, target and maximum performance target levels and sets the percentage of salary each Executive can earn for the Company's achievement of the performance target levels. The Compensation Committee utilizes financial projections prepared by management in setting the performance targets. These projections incorporate various assumptions related to attainable comparative store sales increases, merchandise gross margin, new store openings, and selling, general and administrative expense levels. The Compensation Committee intends for the performance targets to be challenging, but attainable. The parameters under which the program will be administered are established by the Compensation Committee, typically within the first 60 days of each fiscal year. Mr. Weaver, Chairman of our Board of Directors, did not participate in the 2006 Executive Incentive Compensation Plan in fiscal 2006 and will not participate in fiscal 2007.

     We may also award discretionary cash bonuses to Executives for their work on special projects, for promotions or when the Compensation Committee seeks to align compensation levels more closely to market conditions.

Long-Term Equity Based Incentives

     We consider equity compensation, in the form of restricted stock or stock options, to be an important element in the overall compensation of our Executives and other key employees. Equity based incentive awards which typically vest over time, or upon the achievement of long-term goals, help to retain Executives and encourage them to improve our long-term performance. This philosophy serves to more closely align the interests of the Executives with the interests of our shareholders.

     We currently utilize performance-based restricted stock awards as our primary form of equity based incentive compensation. The vesting of these awards is tied to the attainment of defined increases in earnings per diluted share and reward the Executive for the creation of shareholder value. Up to 100% of the number of shares of restricted stock may be forfeited if the performance goals are not achieved within a six-year window of time. These awards are issued pursuant to the terms and conditions of the 2000 Stock Option Plan.

     Prior to fiscal 2005, we utilized time-based stock option awards as our primary form of equity based incentive compensation. Stock options currently outstanding typically were granted such that one-third of the shares underlying the stock options granted would vest and become fully exercisable on each of the first three anniversaries of the date of the grant and were assigned a 10-year term from the date of grant.

     Mr. Weaver does not receive long-term equity based incentive awards.

Other Benefits

     We provide the Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all other officers of the Company, with other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention.

     The additional levels of benefits available to Executives include an executive life insurance program, an executive long-term disability program, additional medical benefits and a non-qualified deferred compensation plan. The life insurance and long-term disability programs are designed to provide Executives with life and disability benefits greater than the benefits available under our standard broad-based life insurance and long term disability programs. The additional medical benefits serve to supplement our standard health benefits program and provide additional reimbursement of out-of-pocket expenses including co-payments and deductibles. The non-qualified deferred compensation plan is offered to the Executives due to the federally mandated maximum deferral limitation under our 401(k) plan. The non-qualified deferred compensation plan provides benefits comparable to those which would be available under the qualified plan if the federal regulations did not include limits on covered compensation and benefits. Further details on the non-qualified deferred compensation plan can be found under “Non-Equity Based Compensation” on page 19.

     In addition, we currently offer limited perquisites to each Executive that include a leased vehicle and a country club membership.

     Mr. Weaver does not participate in any of the Company sponsored benefit plans, nor does he receive any perquisites.

     During January 2007, we completed negotiations with Mr. Lemond to terminate his split-dollar life insurance arrangement that had been entered into in 1999. Under the arrangement, the life insurance policy provided insurance in the amount of $1.0 million payable on the death of the last to survive of Mr. Lemond and his spouse. The proceeds of the policy were to be utilized to reimburse us for the premiums we had paid on the policy, with the balance payable to the estate of Mr. Lemond or his spouse. In connection with the termination of the agreement, we were reimbursed for the $82,890 in premiums that were previously paid by us, we released all of our interests in the policy and Mr. Lemond was paid a bonus in the amount of $144,471. The bonus represented the amount utilized to reimburse us for the premiums we paid and the tax liability to be incurred by Mr. Lemond in connection with the bonus. Termination of the split-dollar arrangement is expected to save us approximately $35,205 per year. This compensation paid to Mr. Lemond is included in the Summary Compensation Table in the “All Other Compensation” column.

     Determination of Compensation Amounts

     It is the Compensation Committee's intention to set total Executive compensation at a level to attract and retain a talented and motivated leadership team and balance the perception of other stakeholders that Executive compensation is reasonably competitive. In making compensation decisions, the Compensation Committee reviews executive compensation practices within the retail and footwear industries with consideration given to, among other factors, differences in sales, growth rates and total market capitalization. Our retail peer group consists of leading apparel retailers with sales greater than $350 million and less than $1.5 billion. Our footwear peer group consists of leading footwear retailers. We do not limit our comparisons to only footwear retailers as our competition for talent falls within a wide range of companies and industries.

     A tally sheet is also utilized by the Compensation Committee to review the total compensation package provided to the Executives for the current and prior two fiscal years. The tally sheet sets forth the dollar amounts of all components including base salary, annual cash incentives, long-term equity based incentives, the incremental expense related to the additional level of benefits provided to Executives and perquisites.

     Executives are compensated through a combination of short-term compensation components (base salary and annual cash incentives) and long-term equity based incentives. The determination by the Compensation Committee of the ratio of short-term and long-term compensation components is determined in part by using the industry data and the tally sheet. Accordingly, we do not have a specific policy for the allocation of compensation between short and long-term components or cash and equity based compensation. The Compensation Committee establishes all performance targets associated with compensation program components in a manner to encourage achievement of continuing increases in shareholder value. In setting total compensation, the Compensation Committee applies a consistent approach for all Executives and applies appropriate business judgement in how it applies the standard approaches to the facts and circumstances associated with each Executive.

     The peer group information and tally sheets are compiled by the management of Shoe Carnival and provided to the Compensation Committee for its use. Amounts earned by each Executive in fiscal 2004, 2005 and 2006 are detailed in the Summary Compensation Table following this section.

     Our current peer groups are comprised of the following companies:

Retail Companies With Sales Greater Than $350 Million and Less Than $1.5 Billion
Aeropostale Inc.	Mothers Work, Inc.	The Wet Seal, Inc.
Casual Male Retail Group, Inc.	Stage Stores, Inc.	Tween Brands Inc.
Charlotte Russe Holding, Inc.	The Buckle, Inc.	United Retail Group, Inc.
Chico's FAS, Inc.	The Cato Corporation	Urban Outfitters, Inc.
Christopher & Banks Corp.	The Dress Barn, Inc.	Wilsons The Leather Experts, Inc.
Hot Topic, Inc.	The Gymboree Corporation

Footwear Companies
Brown Shoe Company, Inc.	Payless ShoeSource, Inc.
DSW Inc.	Skechers U.S.A., Inc.
Foot Locker, Inc.	Steven Madden, Ltd.
Genesco Inc.	The Finish Line, Inc.
Kenneth Cole Productions, Inc	The Stride Rite Corporation
K-Swiss Inc.	The Timberland Company
Nike, Inc.	Wolverine World Wide, Inc.

Base Salary

     The Compensation Committee reviews and approves salaries for the Chief Executive Officer and other Executives on an annual basis or at other times as necessary to accommodate the hiring of new employees, promotions or other considerations. The Chief Executive Officer provides recommendations to the Compensation Committee for those reporting directly to him. Recommended base salaries are reviewed and set based on a number of factors, including job responsibilities, individual industry experience, individual performance, the Company's performance and industry data for comparable positions. No predetermined weight is given to any of the above factors.

     Salary increases for the Executives have averaged approximately 4.5% annually for the past three years. Certain Executives have received greater salary increases corresponding to expanded responsibilities as a result of our continued growth. In particular, we have increased Mr. Jackson's salary significantly in order to make his compensation more competitive and to reflect his increasing responsibilities.

Annual Cash Incentives

     A portion of the annual cash compensation of Executives for fiscal 2006 consisted of a performance-based bonus payment pursuant to the 2006 Executive Incentive Compensation Plan. For fiscal 2006, the Compensation Committee selected the Company's operating income before bonus expense (“Operating Income”) as the business criteria for all officers included in the plan and established the minimum threshold, target and maximum performance target levels. The following table reflects the percentage of salary each Executive could earn based upon the achievement of the various target levels of Operating Income.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Mark L. Lemond	0%	45%	60%
Timothy T. Baker	0%	35%	50%
W. Kerry Jackson	0%	35%	50%
Clifton E. Sifford	0%	35%	50%

     The minimum threshold for fiscal 2006 was the Operating Income achieved by the Company in fiscal 2005. Once the minimum threshold was met, the Executives earned an incremental bonus, as a percentage of their base salary, as the fiscal 2006 Operating Income exceeded the fiscal 2005 level. Upon achievement of the target Operating Income, which for fiscal 2006 was a 19.1% increase in Operating Income from fiscal 2005, each Executive would earn his target bonus, and with the achievement of 120% of the target Operating Income, each Executive would earn his maximum allowable bonus, each as set forth above. For fiscal 2006, our target Operating Income was not achieved, but our Operating Income was in excess of that achieved in fiscal 2005. As a result, Mr. Lemond's calculated bonus under the plan was approximately 16.4% of his base salary. Calculations for Messrs. Baker, Jackson and Sifford resulted in bonuses of approximately 11.1% of each of their respective base salaries. The Compensation Committee met on March 13, 2007 to review our financial results and approved the payments as earned under this program.

     During fiscal 2006, we undertook a number of infrastructure enhancement projects, one of which was the relocation to a new distribution center. Our Chief Financial Officer, Kerry Jackson, supervised this project and worked with our landlord to construct and successfully transition to the new distribution center in approximately 12 months. The Compensation Committee, during its March 2007 meeting, approved a discretionary bonus of $40,000 to reward Mr. Jackson for his efforts. No other Executive was awarded a discretionary bonus for fiscal 2006.

Long-Term Equity Based Incentives

     Incentive awards are granted pursuant to the 2000 Stock Option Plan at the discretion of our Compensation Committee. The Compensation Committee relies in large part on the recommendation of the Chairman and Chief Executive Officer in determining the number of incentive awards to be granted to Executives. The Chairman and Chief Executive Officer make this assessment based on individual and Company performance. Consideration is also given to the dilutive effect of the proposed grant on the Company's shares outstanding. With the exception of new employees and promotions, incentive awards are typically granted on an annual basis at the Compensation Committee's regularly scheduled meeting in March of each year. This meeting is scheduled in advance and occurs before the release of our fourth quarter and annual earnings.

     Based on individual and Company performance in fiscal 2005, the Compensation Committee granted an aggregate of 19,500 shares of performance-based restricted stock to Executives, excluding Mr. Weaver, at the regularly scheduled Board meeting on March 13, 2006. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Any restricted shares that are unvested after six fiscal years will be forfeited. The Compensation Committee seeks to set performance goals that lead to realistic, yet challenging levels of increases in diluted earnings per share. No other forms of equity-based compensation were awarded to the Executives during fiscal 2006.

 Deductibility of Compensation and Other Related Issues

     Section 162(m) of the Internal Revenue Code generally provides that publicly held companies may not deduct compensation paid to an Executive to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “qualified performance-based compensation.” Our Compensation Committee believes that tax deductibility is an important factor when evaluating executive compensation and has taken steps to provide that these exceptions will generally apply to incentive compensation paid to its Executives. However, our Compensation Committee may exercise its discretion to provide base salaries or other compensation that may not be fully tax deductible to us.

     The Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under securities laws. Our Compensation Committee has not adopted at this time any additional forfeiture provisions for incentive compensation.

Termination and Change-in-Control Arrangements

     During December 2006, we entered into negotiations with Messrs. Lemond, Baker and Sifford to replace their existing employment and noncompetition agreements with new agreements. Our objective was to make the agreements more in line with general industry practices. We also entered into negotiations with Mr. Jackson to arrive at an agreement covering his employment. We believe that employment and noncompetition agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

     Each Executive was covered by an employment and noncompetition agreement at February 3, 2007, which specifies various payments to be made to the Executive in the event his employment is terminated. The type and amount of payments vary by Executive and the nature of the termination. We believe these severance benefits are competitive with general industry practices.

     Mr. Lemond's employment and noncompetition agreement does not contain a specific change-in-control provision; however, it does contain an assignment clause which requires any successor company to assume the agreement. Therefore, upon a change-in-control of the Company, the terms of the triggering events would still apply upon Mr. Lemond's termination from the Company. Messrs. Baker, Jackson and Sifford's individual employment and noncompetition agreements do contain specific types and amounts of payment in the event of a change-in-control.

     Further information on termination and change-in-control arrangements is contained beginning on page 20.

Fiscal 2007 Executive Compensation

     The Compensation Committee met on March 13, 2007 and completed its review and approval of the fiscal 2007 corporate goals and objectives relevant to Executive compensation, evaluated each Executive's individual performance as well as the group's performance in light of these goals and objectives, and set compensation levels for fiscal 2007 based on this evaluation. This process was consistent with that performed in fiscal 2006.

     As a result of this review process, the Compensation Committee also granted an aggregate of 56,000 shares of performance-based restricted stock to Executives (excluding Mr. Weaver). One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Any restricted shares that are unvested after six fiscal years will be forfeited. The Compensation Committee seeks to set performance goals that lead to realistic, yet challenging levels of increases in diluted earnings per share. No other forms of equity based compensation were awarded to the Executives.

      For fiscal 2007, the Compensation Committee selected our Operating Income as the business criteria for all officers included in the 2006 Executive Incentive Compensation Plan and established the minimum threshold, target and maximum performance target levels. The following table reflects the percentage of salary each Executive could earn based upon the achievement of the various target levels of Operating Income.

	Percentage of Annual Salary
Name	Threshold	Target	Maximum
Mark L. Lemond	0%	60%	100%
Timothy T. Baker	0%	45%	75%
W. Kerry Jackson	0%	45%	75%
Clifton E. Sifford	0%	45%	75%

     The minimum threshold for fiscal 2007 was selected as the Operating Income achieved in fiscal 2006. If the minimum threshold is met, the Executives will earn an incremental bonus, as a percentage of their base salary, as the fiscal 2007 Operating Income exceeds the fiscal 2006 level. Upon achievement of the target Operating Income for fiscal 2007, each Executive would earn his target bonus, and with the achievement of 120% of the target Operating Income, each Executive would earn his maximum allowable bonus, each as set forth above. The performance targets selected are challenging, but the Compensation Committee believes they are attainable. Achievement of these goals will be reviewed by the Compensation Committee at the March 2008 Board meeting.

     The above actions of the Compensation Committee were filed in a Current Report on Form 8-K on March 19, 2007 with the Securities and Exchange Commission.

Compensation Committee Report

     We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and in our Proxy Statement for the 2007 Annual Meeting of Shareholders for filing under the Exchange Act.

     Compensation Committee

     William E. Bindley (Chair)
     Gerald W. Schoor
     Kent A. Kleeberger

Summary Compensation Table

     The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us during each of the three most recent fiscal years, to our Chief Executive Officer, Chief Financial Officer, and to each of our three other most highly compensated executive officers, based on total compensation earned in fiscal 2006.

Summary Compensation Table

						Non-Equity
						Incentive Plan	All Other
	Fiscal			Stock Awards	Option	Compensation	Compensation
Name and Principal Position	Year	Salary (1)	Bonus (2)	(3)	Awards (4)	(5)	(6)	Total
Mark L. Lemond,	2006	$669,231	$-	$221,034	$-	$109,570	$221,516	$1,221,351
President and Chief Executive Officer	2005	639,962	-	107,198	-	308,605	99,875	1,155,640
	2004	577,500	30,000	-	-	-	84,263	691,763

J. Wayne Weaver,	2006	$300,000	$-	$-	$-	$-	$-	$300,000
Chairman of the Board	2005	300,000	-	-	-	-	-	300,000
	2004	300,000	-	-	-	-	-	300,000

Timothy T. Baker,	2006	$409,519	$-	$110,718	$-	$45,440	$56,112	$621,790
Executive Vice President - Store Operations	2005	395,891	-	51,460	-	141,543	59,186	648,080
	2004	385,875	15,000	-	-	-	42,031	442,906

W. Kerry Jackson,	2006	$313,462	$40,000	$110,718	$20,283	$34,911	$35,331	$554,705
Executive Vice President - Chief Financial	2005	257,154	-	51,460	-	97,923	34,289	440,826
Officer and Treasurer	2004	197,500	25,000	-	-	-	28,116	250,616

Clifton E. Sifford,	2006	$409,519	$-	$110,718	$-	$45,440	$47,681	$613,358
Executive Vice President - General	2005	395,891	-	51,460	-	141,543	42,247	631,141
Merchandise Manager	2004	385,875	15,000	-	-	-	39,809	440,684

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal years 2004 and 2005 were each 52 week years. Fiscal 2006 was 53 weeks.

(2)	Represents discretionary cash bonuses earned during the fiscal year indicated and paid in the subsequent fiscal year.

(3)	For fiscal 2006, the amounts reported above were computed under the requirements of Statement of Financial Accounting Standard No. 123 (revised 2004), “Share- Based Payment” (“SFAS No. 123R”) as adopted by us on January 29, 2006 and represent the amount of equity compensation expense recorded during fiscal 2006 for the shares held by each Executive (except disregarding the estimated forfeitures related to service-based vesting conditions). The above amounts include compensation expense for stock awards granted in the previous fiscal year as well as those granted during fiscal 2006. As these stock awards were performance based, expense is recognized over the applicable vesting period as determined by management's assessment of the probability of achieving the designated performance criteria.

For fiscal 2005, the amounts reported above were computed in accordance with the provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and represent the amount of equity compensation expense recorded during fiscal 2005 for the shares held by each Executive. Under SFAS No. 123, we elected to follow the recognition and measurement principles of Accounting Principles Board Opinion No. 25 (“APB No. 25”), “Accounting for Stock Issued to Employees”, and related interpretations. As these stock awards were performance based, they qualified as a variable arrangement for accounting purposes and, as such, expense is recognized over the applicable vesting period as determined by management's assessment of the probability of achieving the designated performance criteria.

No shares of restricted stock were granted prior to fiscal 2005.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 3, 2007.

(4)	For fiscal 2006, the dollar amount reported above was computed under the requirements of SFAS No. 123R and represents the amount of equity compensation expense recorded during fiscal 2006 for unvested stock options (except disregarding the estimated forfeitures related to service-based vesting conditions). The above amount includes compensation expense for such options granted in previous fiscal years.

For fiscal years prior to 2006, accounting for stock options was performed in accordance with the provisions of SFAS No. 123. Under SFAS No. 123, we elected to follow the recognition and measurement principles of APB No. 25 and related interpretations. Under APB No. 25, because the exercise price of employee stock options was at least equal to the market price of the underlying stock on the date of the grant, no compensation expense was recognized.

Disclosure of the relevant assumptions related to the valuation of option awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 3, 2007.

(5)	Operating Income for fiscal 2006 exceeded that achieved by the Company in fiscal 2005 by 19.1%. Under the provisions of our 2006 Executive Incentive Compensation Plan, this achievement entitled Mr. Lemond to receive a bonus of approximately 16.4% of his base salary and Messrs. Baker, Jackson and Sifford to receive a bonus of approximately 11.1% of each of their respective base salaries.

Operating Income for fiscal 2005 exceeded that achieved by the Company in fiscal 2004 by 52.4%. Under the provisions of our Executive Incentive Compensation Plan, this achievement entitled Mr. Lemond to receive a bonus of approximately 47.5% of his base salary and Messrs. Baker, Jackson and Sifford to receive a bonus of approximately 35.6% of each of their respective base salaries.

No non-equity incentive plan compensation was earned in 2004.

For a further discussion of our 2006 Executive Incentive Compensation Plan, see “Compensation Discussion and Analysis – Determination of Compensation Amounts – Annual Cash Incentives” on page 12.

(6)	We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. In fiscal 2006, no Executive received an individual perquisite in excess of $25,000. Perquisites and personal benefits received by the Executives in fiscal 2006 included:
Reimbursements under our Executive medical plan; The incremental cost of the Executive's leased automobile; and The incremental cost of the Executive's country club membership.
The amounts in this column for fiscal 2006 also include matching contributions made by us under our 401(k) and deferred compensation plans, the discount on the Executive's purchases under the Employee Stock Purchase Plan (“ESPP”) and premiums on the Executive's life and long-term disability insurance. These amounts are detailed in the following table.

					Long-term
		Deferred			Disability
		Compensation	Discount under	Life Insurance	Insurance
	401(k) Match	Plan Match	the ESPP	Premiums	Premiums
Mark L. Lemond	$4,431	$25,962	$882	$594	$480
J. Wayne Weaver	$-	$-	$-	$-	$-
Timothy T. Baker	$4,408	$17,012	$803	$594	$480
W. Kerry Jackson	$3,334	$16,940	$-	$594	$480
Clifton E. Sifford	$4,514	$17,012	$882	$594	$480

For Mr. Lemond, the amount in this column for fiscal 2006 also includes a bonus of $144,471 paid in January 2007 in connection with the termination of his split-dollar life insurance arrangement, which bonus represented $82,890 utilized to reimburse us for the premiums we paid with respect to the arrangement and $61,581 for his tax liability associated with the termination of the arrangement.

Grants of Plan-Based Awards

     The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during the last fiscal year to each Executive.

Grants of Plan-Based Awards

								All Other	All Other
					Estimated Future Payouts			Stock	Option
		Estimated Possible Payouts Under			Under Equity Incentive Plan			Awards:	Awards:
		Non-Equity Incentive Plan Awards (1)			Awards (2)			Number of	Number of	Exercise or	Grant Date Fair
								Shares of	Securities	Base Price	Value of Stock
								Stock or	Underlying	of Option	and Option
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards (3)
Mark L.	3/13/2006				-	7,500	-	-	-	$-	$172,425
Lemond	3/13/2006	$-	$301,500	$402,000
J. Wayne
Weaver		$-	$-	$-	-	-	-	-	-	$-	$-
Timothy T.	3/13/2006				-	4,000	-	-	-	$-	$91,960
Baker	3/13/2006	$-	$143,500	$205,000
W. Kerry	3/13/2006				-	4,000	-	-	-	$-	$91,960
Jackson	3/13/2006	$-	$110,250	$157,500
Clifton E.	3/13/2006				-	4,000	-	-	-	$-	$91,960
Sifford	3/13/2006	$-	$143,500	$205,000

(1)	Represents the amount each Executive could have earned based upon the achievement of various target levels of Operating Income under the 2006 Executive Incentive Plan. The material terms of the Executives' bonus awards under the 2006 Executive Incentive Compensation Plan are described in "Compensation Discussion and Analysis—Determination of Compensation Amounts—Annual Cash Incentives" on page 12. The Summary Compensation Table contains the actual amount earned by each Executive for fiscal 2006.

(2)	Represents shares of performance-based restricted stock granted to the Executives on March 13, 2006. The material terms of these restricted stock grants are described in "Compensation Discussion and Analysis—Determination of Compensation Amounts—Long-Term Equity Based Incentives" on page 12. There was no minimum threshold or maximum amount of shares of restricted stock associated with this grant.

(3)	The grant date fair value assigned to these shares was calculated using the closing market price of our common stock on March 13, 2006, which was $22.99.

Equity and Non-Equity Based Compensation

Equity Based Compensation

     Our Board of Directors and shareholders approved the 1993 Stock Option Plan, effective January 15, 1993, and amended it at the 1997 annual meeting of shareholders. The 1993 Stock Option Plan reserved 1,500,000 shares of our common stock for stock option grants (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). On January 14, 2003, the 1993 Stock Option Plan expired. Previously issued stock options can be exercised for up to 10 years from their date of grant.

     Our Board of Directors and shareholders approved the 2000 Stock Option Plan, effective June 8, 2000. The 2000 Stock Option Plan initially reserved 1,000,000 shares of our common stock for stock option and restricted stock grants, but on June 11, 2004, the 2000 Stock Option Plan was amended to increase the number of shares reserved for issuance to 1,500,000 (subject to adjustment for subsequent stock splits, stock dividends and certain other changes in the common stock). On June 14, 2005, the 2000 Stock Option Plan was further amended to include our non-employee directors as individuals eligible to receive awards; to stipulate that the exercise price of all options granted may not be less than the fair market value of our common stock on the date that the option is granted; and to delete the provision permitting loans to participants.

     The Compensation Committee administers and grants incentive awards under the 2000 Stock Option Plan. The 2000 Stock Option Plan provides for the grant to our officers, other key employees, and non-employee directors of incentive awards in the form of stock options or restricted stock. Stock options granted under the plan may be either options intended to qualify for federal income tax purposes as "incentive stock options" or options not qualifying for favorable tax treatment ("nonqualified stock options").

     The following table sets forth information with respect to the outstanding equity awards at the most recent fiscal year ended February 3, 2007 for each Executive.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
					Equity Incentive
					Plan Awards:	Equity Incentive
	Number of	Number of			Number of	Plan Awards:
	Securities	Securities			Unearned	Market or Payout
	Underlying	Underlying			Shares, Units or	Value of Unearned
	Unexercised	Unexercised		Option	Other Rights	Shares, Units or
	Options -	Options –	Option Exercise	Expiration	That Have Not	Other Rights That
Name	Exercisable	Unexercisable (1)	Price	Date	Vested (2)	Have Not Vested (3)
Mark L. Lemond
					4,167	$135,261
					7,500	$243,450
	16,874		$11.0000	4/9/2008
	75,000		$11.1250	3/3/2009
	20,000		$8.5625	3/6/2010
	30,000		$4.3800	12/10/2010
	75,000		$17.1200	4/3/2012
	75,000		$12.6700	3/11/2013
J. Wayne Weaver	-	-	$-	-	-	$-
Timothy T. Baker
					2,000	$64,920
					4,000	$129,840
	20,000		$11.1250	3/3/2009
	317		$8.5625	3/6/2010
	6,395		$4.3800	12/10/2010
	20,000		$17.1200	4/3/2012
	20,000		$12.6700	3/11/2013
W. Kerry Jackson
					2,000	$64,920
					4,000	$129,840
	15,000		$17.1200	4/3/2012
	15,000		$12.6700	3/11/2013
	6,666	3,334	$12.1400	8/24/2014
Clifton E. Sifford
					2,000	$64,920
					4,000	$129,840
	10,000		$8.5625	3/6/2010
	20,000		$17.1200	4/3/2012
	20,000		$12.6700	3/11/2013

(1)	Mr. Jackson's 3,334 unexercisable options were part of a grant dated August 25, 2004 and will vest on August 25, 2007. The original 10,000 options were granted such that one-third of the shares underlying the stock options granted would vest and become fully exercisable on each of the first three anniversaries of the date of the grant and were assigned a 10-year term from the date of grant.

(2)	On March 18, 2005, 74,600 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 30,500 were awarded to certain of the Executives with the balance awarded to other key employees. The restricted shares vested upon the achievement of specified levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2005 resulted in the vesting of two-thirds of the shares on March 31, 2006. Annual earnings per share achieved for fiscal 2006 resulted in the vesting of the final third of the shares on March 31, 2007. This included the 4,167 shares held by Mr. Lemond and the 2,000 shares held individually by Messrs. Baker, Jackson and Sifford that are included in this column.

On March 13, 2006, 55,250 shares of restricted stock were awarded under the 2000 Stock Option Plan and of these restricted shares, 19,500 were awarded to the Executives and the balance was awarded to other key employees. One-third of these restricted shares vest upon the achievement of each of three different levels of annual earnings per diluted share. Annual earnings per share achieved for fiscal 2006 resulted in the vesting of one-third of the shares on March 31, 2007. This vesting included 2,500 of the 7,500 shares held by Mr. Lemond and 1,333 of the 4,000 shares held individually by Messrs. Baker, Jackson and Sifford that are included in this column. Any restricted shares that are unvested after six years will be forfeited and returned to us.

(3)	The value of the shares that have not vested was computed utilizing $32.46, the closing price of our common stock on Friday, February 2, 2007.

     The following table sets forth for each Executive information with respect to the value realized upon the exercise of options or the vesting of stock during the fiscal year ended February 3, 2007.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
			Number of
	Number of		Shares
	Shares Acquired	Value Realized on	Acquired on	Value Realized on
	on Exercise (1)	Exercise (1)	Vesting	Vesting (2)
Mark L. Lemond	54,540	$883,821	8,333	$207,908
J. Wayne Weaver	-	$-	-	$-
Timothy T. Baker	10,200	$162,692	4,000	$99,800
W. Kerry Jackson	-	$-	4,000	$99,800
Clifton E. Sifford	11,949	$229,036	4,000	$99,800

(1)	Includes both options exercised under a same-day-sale as well as those which were purchased and held.

(2)	Amounts are calculated by multiplying the number of shares vesting by the market value of our common stock on the vesting date.

Non-Equity Based Compensation

     The Pension Benefits Table has been excluded as we do not have a defined benefit plan. On February 24, 1994, our Board of Directors approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

     In fiscal 2000, we established a non-qualified deferred compensation plan for certain key employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

  Participants elect on a calendar year basis to defer, on a pre-tax basis, portions of their current base salary and bonus until retirement, or earlier if so elected, up to a maximum of $50,000 per calendar year.

  The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the mirrored rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

  While not required to, we can match a portion of the participant's contributions, which are then subject to immediate, one or two year vesting requirements depending on the length of service of the participant.

  Benefits are paid out upon death, disability, retirement, financial hardship or termination of employment based on each participant's pre-selected pay-out schedule.

  Designated future in-service distributions may be taken two years after the year of deferral and must be requested at a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount for the specific year, reduced by any investment loss.

  The plan is currently unfunded.

     The following table sets forth for each Executive information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during fiscal 2006 along with the ending account balance at February 3, 2007.

Nonqualified Deferred Compensation

	Executive	Registrant
	Contributions in	Contributions in Last	Aggregate Earnings in	Aggregate Withdrawals	Aggregate Balance at
	Last Fiscal Year (1)	Fiscal Year (2)	Last Fiscal Year	and Distributions	Last Fiscal Year End
Mark L. Lemond	$51,923	$25,962	$44,353	$-	$539,623
J. Wayne Weaver	$-	$-	$-	$-	$-
Timothy T. Baker	$51,923	$17,012	$20,168	$-	$268,737
W. Kerry Jackson	$33,879	$16,940	$14,001	$-	$253,711
Clifton E. Sifford	$51,923	$17,012	$19,443	$-	$321,674

(1)	The $50,000 maximum deferral is applicable to a 52 week year. Fiscal 2006 consisted of 53 weeks. These amounts are included in the Salary column in the Summary Compensation Table.

(2)	The amounts are included in the All Other Compensation column in the Summary Compensation Table.

     The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 1993 Stock Option Plan, 2000 Stock Option Plan, Outside Directors Stock Option Plan and the Employee Stock Purchase Plan. All information is as of February 3, 2007.

Equity Compensation Plan Information

			Number of Securities
	Number of Securities		Remaining Available
	To be Issued Upon	Weighted Average	for Future Issuance
	Exercise of Outstanding	Exercise Price of	(Excluding Securities
	Options, Warrants and	Outstanding Options,	Reflected in the
Plan Category	Rights	Warrants and Rights	First Column)
Equity compensation plans approved by security
holders (1)	639,946	$12.49	638,634 (2)
Equity compensation plans not approved by
security holders (3)	13,000	$13.16	9,000

Total	652,946	$12.51	647,634

(1)	Includes the 1993 Stock Option Plan, 2000 Stock Option Plan and the Employee Stock Purchase Plan.

(2)	Includes 485,711 shares available for future issuance as stock options or restricted stock under the 2000 Stock Option Plan and 152,923 shares available for future issuance under the Employee Stock Purchase Plan. No additional grants will be made from the 1993 Stock Option Plan.

(3)	Represents the Outside Directors Stock Option Plan which has been approved by our Board of Directors but was not required to be approved by our shareholders. The plan calls for each non-employee director to be granted on April 1 of each year an option to purchase 1,000 shares of our common stock at the market value on the date of the grant. The options vest six months from the date of grant and expire ten years from the date of grant. No grants were made under this plan in fiscal 2006 and it is currently the intention of the Board not to grant stock options under this plan in the future.

Termination and Change-in-Control Arrangements

Mark L. Lemond

     On December 31, 2006, we entered into a new Employment and Noncompetition Agreement (the “Agreement”) with Mr. Lemond. The term of the Agreement is through January 31, 2010. The term of the Agreement will be automatically extended one year on each February 1st beginning February 1, 2008, unless either party gives written notification not more than 90 and not less than 30 days prior to February 1, in which case the Agreement will terminate three years after such February 1st (such term, including any extension is referred to as the "Term").

     The Agreement provides for an annual base salary equivalent to Mr. Lemond's salary for fiscal 2006, subject to increase by the Compensation Committee. Mr. Lemond is entitled to participate in our 2006 Executive Compensation Plan, and in any successor plan adopted by us from time to time. Mr. Lemond is also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under the Agreement, employment will terminate upon Mr. Lemond's death, may be terminated by us upon Mr. Lemond's disability, or by us for cause or without cause. Mr. Lemond may terminate employment with good reason, without good reason or for voluntary retirement. Under the Agreement, "cause" is defined as any one or more of the following actions by Mr. Lemond:

  conviction for a felony or other crime involving moral turpitude;

  willful engaging in illegal conduct or gross misconduct which is injurious to us;

  willful engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, us;

  willful failure or refusal to follow the lawful and reasonable instructions of our Chairman of the Board or the Board of Directors;

  willful material breach of any of his obligations under the Agreement;

  material breach of our policies;

  use of alcohol or drugs which substantially interferes with the performance of his duties for us or which compromises our integrity or reputation; or

  willful engaging in any conduct, which as a result of such conduct, our integrity or reputation is substantially compromised.

     In addition, "good reason" is defined as (i) the assignment to Mr. Lemond of any duties inconsistent in any material respect with his position, authority, duties or responsibilities or any other action by us which results in a significant diminution in such position, authority, duties or responsibilities; (ii) any reduction in his base salary; (iii) any requirement that he relocate outside of the metropolitan area of his current residence or any relocation of our principal executive office outside of Evansville, Indiana; (iv) any failure by us to have any successor assume the Agreement; (v) any breach by us of any other material provision of the Agreement; or (vi) notice from us that the Term will not be automatically extended, but only if Mr. Lemond terminates his employment within six months after the date of such notice.

     The total benefits payable to Mr. Lemond under the new Agreement are less than those previously provided by his July 1, 2002 agreement.

     The following table sets forth the estimated payout Mr. Lemond would receive from us under each of the specific triggering events and assumes that the triggering event took place on February 3, 2007, the last day of our most recently completed fiscal year.

	Death,	Without Cause or	For Cause or by
	Retirement or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control (1)
Bonus for year of separation (2)	$301,500	$301,500	$-	$301,500
Cash severance (3)	-	2,914,500	-	2,914,500
Medical and dental benefits (4)	-	75,000	-	75,000
Restricted stock, accelerated vesting (5)	-	-	-	378,711
Deferred compensation, accelerated vesting of employer
match and earnings (6)	-	-	-	23,659
Gross up on excise tax (7)	-	-	-	840,069
Excise tax (7)	-	-	-	551,926
Total	$301,500	$3,291,000	$-	$5,085,365

(1)	The Agreement does not contain a specific change-in-control provision for Mr. Lemond. However, the Agreement does contain an assignment clause which requires any successor company to assume and agree to perform the Agreement in the same manner and to the same extent that we would be required to perform it if no such succession had taken place. Therefore, under a change-in-control of the Company, the terms of the triggering events would still apply upon Mr. Lemond's termination from the Company. This example assumes both a change-in-control of the Company and termination of Mr. Lemond without cause or by him for good reason as of February 3, 2007.

(2)	The bonus for year of separation is computed as a prorated amount of the Target Bonus (the target bonus payable under the 2006 Executive Incentive Compensation Plan or any successor plan) to be paid in a lump sum within 15 days of termination. In this table, the amount represents 100% of his Target Bonus for fiscal 2006.

(3)	The cash severance would be paid in a lump sum within 15 days of termination in an amount equal to three times the sum of his current base salary plus Target Bonus for the fiscal year in which the termination occurs. In this example, Mr. Lemond's Target Bonus for fiscal 2006 was utilized.

(4)	Upon a termination without cause or by employee for good reason, Mr. Lemond would qualify for medical and dental benefits for the remainder of the Term or until Mr. Lemond is re-employed and is covered under that employer's medical benefit plan. The table assumes three years of estimated benefits.

(5)	The 2000 Stock Option Plan under which our restricted shares were issued includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock. In this example, the value was calculated by multiplying the closing price of our common stock on February 3, 2007 by the number of unvested shares of restricted stock held by Mr. Lemond on February 3, 2007.

(6)	Our deferred compensation plan provides for immediate vesting of the unvested portion of employer match and earnings upon a change-in-control. In this example, the value used represents the unvested portion of employer match and earnings on Mr. Lemond's nonqualified deferred compensation balance at February 3, 2007.

(7)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Code, Mr. Lemond would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, under the ‘Change-in-Control’ triggering event, Mr. Lemond would have qualified to receive additional compensation from us to cover excise taxes at February 3, 2007. The taxes have been computed in accordance with Section 280G of the Code.

     Other factors material to the Agreement include the following:

  The benefits granted to Mr. Lemond under the Agreement are subject to certain employment and post-employment conditions. This includes, but is not limited to, Mr. Lemond's agreement not to contribute his knowledge and abilities to any business or entity in competition with us for a period of two years following the termination of his employment.

  Notwithstanding any other provision of the Agreement, upon termination of Mr. Lemond's employment for any reason, he shall be entitled to receive all accrued but unpaid compensation, bonuses and benefits under all of our compensation, bonus and benefit plans in which he is a participant, all in accordance with the terms of such plans. These plans include, without limitation, our 401(k) plan, deferred compensation plan and bonus plans which are earned in a fiscal year, but paid in the following year.

  In the event we terminate Mr. Lemond without cause or he terminates with good reason, stock options issued to Mr. Lemond prior to December 31, 2006 could be exercised within 90 days of termination. All stock options issued after December 31, 2006 would immediately vest and will be exercisable during the remainder of the Term. Stock options held by Mr. Lemond at February 3, 2007 are set forth in the “Outstanding Equity Awards at Fiscal Year-End” table on page 18.

Timothy Baker, Kerry Jackson and Clifton Sifford

     On December 31, 2006, we entered into Employment and Noncompetition Agreements (the “Agreements”) with Timothy Baker, Kerry Jackson and Clifton Sifford. The terms of the Agreements are through January 31, 2009, for Mr. Baker and Mr. Jackson and February 1, 2009, for Mr. Sifford (such terms, including any extension are referred to as the "Terms"). The Agreements are subject to early termination as provided in the Agreements. The Agreements automatically extend for successive one-year periods unless either party gives notification of non-renewal at least 60 days prior to the end of the then current Term. For Mr. Baker and Mr. Sifford, this form of Agreement replaces their August 1, 2001 agreements. Mr. Jackson did not have a previous employment and noncompetition agreement. The new Agreements standardize the benefits payable to the Executives and better reflect current competitive conditions.

     The Agreements provide for an annual base salary equivalent to each Executive's salary for fiscal 2006, subject to increase by the Compensation Committee. Messrs. Baker, Jackson and Sifford are each entitled to participate in our 2006 Executive Compensation Plan, and in any successor plan adopted by us from time to time. The Executives are also entitled to participate in any and all welfare and health benefit plans and other employee benefit plans. Under each of the Agreements, employment will terminate upon death, may be terminated by us upon the disability of the Executive, or by us for cause or without cause. The Executive may terminate employment voluntarily or with good reason.

     Under the Agreements, "cause" is defined as any one or more of the following actions by the respective Executive:

  conviction for a felony or other crime involving moral turpitude;

  engaging in illegal conduct or gross misconduct which is injurious to us;

  engaging in any fraudulent or dishonest conduct in his dealings with, or on behalf of, us;

  failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom the Executive reports;

  material breach of any of his obligations under the Agreements;

  material breach of our policies;

  use of alcohol or drugs which substantially interferes with the performance of his duties for us or which compromises our integrity or reputation; or

  engaging in any conduct tending to bring us into public disgrace or disrepute.

     In addition, "good reason" is defined as a reduction in the Executive's position, responsibilities or base salary.

     The following tables set forth the estimated payout each Executive would receive from us under each of the specific triggering events and assumes that the triggering event took place on February 3, 2007, the last day our most recently completed fiscal year.

Timothy Baker
		Without Cause or	For Cause or by
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$143,500	$-	$-
Cash severance (2)	-	615,000	-	1,107,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	23,058	-	23,058
Restricted stock, accelerated vesting (5)	-	-	-	194,760
Deferred compensation, accelerated vesting of employer
match and earnings (6)	-	-	-	15,951
Total	$-	$781,558	$-	$1,343,269

Kerry Jackson
		Without Cause or	For Cause or by
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$110,250	$-	$-
Cash severance (2)	-	472,500	-	850,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	23,058	-	23,058
Stock options, accelerated vesting (7)	-	-	-	67,747
Restricted stock, accelerated vesting (5)	-	-	-	194,760
Deferred compensation, accelerated vesting of employer
match and earnings (6)	-	-	-	15,432
Gross up on excise tax (8)	-	-	-	258,072
Excise tax (8)	-	-	-	169,554
Total	$-	$605,808	$-	$1,581,623

Clifton Sifford
		Without Cause or	For Cause or by
	Death or	by Employee for	Employee Without	Change-in-
Description of Payout and/or Accelerated Vesting	Disability	Good Reason	Good Reason	Control
Bonus for year of separation (1)	$-	$143,500	$-	$-
Cash severance (2)	-	615,000	-	1,107,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	23,058	-	23,058
Restricted stock, accelerated vesting (5)	-	-	-	194,760
Deferred compensation, accelerated vesting of employer
match and earnings (6)	-	-	-	15,104
Total	$-	$781,558	$-	$1,342,422

(1)	The bonus for year of separation is computed as a prorated amount of the Target Bonus (the target bonus payable under the 2006 Executive Incentive Compensation Plan or any successor plan) to be paid in a lump sum within 30 days of termination. In this table, the amount represents 100% of each Executive's Target Bonus for fiscal 2006.

(2)	The cash severance for termination without cause or by employee for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive's current base salary for the fiscal year in which the termination occurs. Upon a change-in-control, a lump sum cash severance would be paid within 30 days of termination in an amount equal to 200% of each Executive's current base salary plus Target Bonus for the fiscal year in which the termination occurs. In these examples, each Executive's Target Bonus for fiscal 2006 was utilized.

(3)	We will provide out-placement services at a cost not to exceed $2,500 in the event of a change-in-control.

(4)	Upon a termination without cause, by employee for good reason or a change-in-control, each Executive would qualify for reimbursement of COBRA payments for up to 18 months from the date of termination or until the Executive is re-employed and is covered under that employer's medical benefit plan. The tables assume 18 months of benefits.

(5)	The 2000 Stock Option Plan, under which our restricted shares were issued, includes a change-in-control provision providing for the immediate vesting of any currently unvested shares of restricted stock. In this example, the value was calculated by multiplying the closing price of our common stock on February 3, 2007 by the number of unvested shares of restricted stock held by each Executive on February 3, 2007.

(6)	Our deferred compensation plan provides for immediate vesting of the unvested portion of employer match and earnings upon a change-in-control. In this example, the value used represents the unvested portion of employer match and earnings on each Executive's nonqualified deferred compensation balance at February 3, 2007.

(7)	The 2000 Stock Option Plan under which Mr. Jackson's 3,334 unvested stock options were issued includes a change-in-control provision providing for the immediate vesting of any currently unvested options. In this example, the value was determined by taking the closing price of our common stock on Friday, February 2, 2007 less the exercise price multiplied by the number of unvested shares.

(8)	If any payment under the Agreement would be subject to the excise tax under Section 4999 of the Code, each Executive would be entitled to receive additional compensation from us to cover the excise taxes, interest and penalties (if applicable) and other taxes arising from the additional compensation. In this example, under a change-in-control Mr. Jackson would have qualified to receive additional compensation from us to cover excise taxes at February 3, 2007. The taxes have been computed in accordance with Section 280G of the Code.

     Other factors material to the Agreements are as follows:

  The benefits granted to each Executive under the Agreements are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to contribute knowledge and abilities to any business or entity in competition with us for a period of one year following termination of the Executive's employment.

  Notwithstanding any other provision of the Agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all accrued but unpaid compensation, bonuses and benefits under all of our compensation, bonus and benefit plans in which the Executive is a participant, all in accordance with the terms of such plans.

  In the event we terminate any of the three Executives without cause or they terminate with good reason, stock options issued after December 31, 2006 that would have vested within 12 months of termination would immediately vest. Under the same conditions but within two years of a change-in-control, all stock options issued to each Executive prior to December 31, 2006 would be exercisable within 90 days of termination.

J. Wayne Weaver

     On January 15, 1993, we entered into a noncompetition agreement with J. Wayne Weaver. As long as Mr. Weaver is our executive officer or director he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. The Audit Committee has approved Mr. Weaver's association with LC Footwear, LLC and PL Footwear, Inc. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000. Although Mr. Weaver will continue to be involved in other business activities and will not devote full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Compensation of Directors

     The annual retainer for each non-officer director is $20,000. In addition to the annual retainer, the Chairman of the Audit Committee receives additional annual compensation of $5,000, while the Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and the Lead Director each receive additional annual compensation of $2,000. Other fees payable include a fee of $1,000 for each meeting of the Board with accompanying Committee meetings attended and a fee of $1,000 for each Committee meeting in which the full Board does not meet or $750 if attendance is by conference call. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is our officer or employee receives compensation for services rendered as a director.

     During 2006, the Board of Directors met five times, one of which was held in Jacksonville, Florida, and spouses of our directors and executive officers were invited at our expense. This offsite meeting and related social gatherings provided directors with an opportunity to learn more about fellow directors and executive officers of the Company. The incremental cost to us for the travel and other expenses for 2006 related to spouses of outside directors was less than $1,000.

     On March 4, 1999, the Board of Directors approved the Outside Directors Stock Option Plan. The plan reserves for issuance 25,000 shares of our common stock (subject to adjustment for stock splits, stock dividends and certain other changes to the common stock). No grants were made under this plan in fiscal 2006 and it is currently the intention of the Board not to grant stock options under this plan in the future. The Board adopted, and the shareholders approved on June 14, 2005, amendments to the 2000 Stock Option Plan to allow non-officer directors to participate. Each non-officer director was awarded 500 shares of restricted stock under the 2000 Stock Option Plan on January 2, 2007, with a grant date fair value of $15,800 based on the closing market price of our common stock on that day. The restrictions on the shares will lapse after one year of service.

     The following table sets forth information with respect to non-officer director compensation paid during the fiscal year ended February 3, 2007.

Compensation to Non-Officer Directors

	Fees Earned or
Name (1)	Paid in Cash	Stock Awards (2)	Total
William E. Bindley	$28,250	$11,537	$44,050
Kent A. Kleeberger	$31,250	$11,537	$47,050
Gerald W. Schoor	$28,358	$11,537	$44,158
James A. Aschleman (3)	$20,050	$-	$20,050

(1)	Information on our directors can be found in “Nominee and Director Information” on page 4 as well as in “Information Regarding the Board of Directors and Committees” on page 6.

(2)	The amounts reported above were computed under the requirements of SFAS No. 123R as adopted by us on January 29, 2006 and represent the amount of equity compensation expense recorded during fiscal 2006 for the shares held by each director. The above amounts include compensation expense for stock awards granted in the previous fiscal year as well as those granted during fiscal 2006.

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements contained in Part II, Item 8 of our Annual Report on Form 10-K for the year ended February 3, 2007.

(3)	On October 10, 2006, Mr. Aschleman resigned as a member of the Board of Directors.

PROPOSAL NO. 2
     RATIFICATION OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007 is recommended by the Audit Committee and will be submitted to the meeting in order to permit the shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm will be made by the Audit Committee. A representative of Deloitte & Touche LLP is expected to be present at the meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by the shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees And Services

     The following represents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our financial statements for fiscal 2006 and 2005 and fees billed for other services rendered by Deloitte & Touche LLP.

	Fiscal Year
Fee Category	2006	2005
Audit fees (1)	$438,000	$461,600
Audit-related fees (2)	$16,000	$15,700
Tax fees	$-	$-
All other fees (3)	$4,000	$-

(1)	Audit fees consisted of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q; and fees for professional services rendered for the audits of (a) management's assessment of the effectiveness of internal control over financial reporting and (b) the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consisted of fees related to employee benefit plan audits.

(3)	All other fees represent expenses related to consultation provided by Deloitte & Touche LLP on various items.

Audit Committee Pre-Approval Policy

     The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the chairman of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

     For fiscal 2006, pre-approved non-audit services included those services described above under "Audit-related fees" and “All other fees”. The aggregate amount of all such non-audit services constituted approximately 4.4% of the total amount of fees paid by us to Deloitte & Touche LLP.

Report of the Audit Committee

     Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. The Company's independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting and management's assessment of the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

     In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte & Touche LLP the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte & Touche LLP. In addition, the Audit Committee has discussed with Deloitte & Touche LLP all matters required to be discussed with audit committees by Statement on Auditing Standards No. 61, "Communication with Audit Committees". Deloitte & Touche LLP also provided the Audit Committee the written disclosures and the letter required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee has discussed with Deloitte & Touche LLP any relationships or services that might impact their objectivity and independence.

     Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007, as filed with the Securities and Exchange Commission.

          Audit Committee
                Kent A. Kleeberger (Chair)
                Gerald W. Schoor
                William E. Bindley

TRANSACTIONS WITH RELATED PERSONS

Conflict of Interest and Related Person Transaction Policies

     Under our Ethics Code, our directors, officers, and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee's Department Vice President (in the case of other employees).

     Further, under our Audit Committee's charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee, or more than 5% shareholder, or any of their immediate family members, have a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms or such transaction are at least as favorable to us as could be obtained from an unrelated party.

     Each of the related person transactions that occurred during fiscal 2006, as described below, were reviewed and approved by the Audit Committee in accordance with these policies.

Current Transactions

     Mr. J. Wayne Weaver, along with Bradley W. Weaver, his son, and collectively the owners of approximately 30% of the outstanding shares of our common stock, are the principal shareholders of LC Footwear, LLC and PL Footwear, Inc. Mr. J. Wayne Weaver is also Chairman of the Board and Chief Executive Officer of LC Footwear, LLC and PL Footwear, Inc.

     We have historically made purchases of women's footwear from LC Footwear, LLC in the ordinary course of business. During fiscal 2006, no purchases were made; however, we anticipate that purchases will be made in the future. Our management believes that purchases from LC Footwear, LLC historically have been and will continue to be on terms that are not less favorable to us than could be obtained from unrelated third parties for comparable merchandise.

     PL Footwear, Inc., along with others, serve as import agents for us. Import agents represent us on a commission basis in dealings with shoe factories primarily in mainland China where most of our private label shoes are manufactured. As agents for us, PL Footwear, Inc. and others visit shoe manufacturers, collect shoe samples, submit these samples to us and advise us of market conditions and availability of merchandise. They also help select leather, assist in detailing and quality control and coordinate the production and delivery schedule of a portion of our private label merchandise. We pay PL Footwear, Inc. 10% of the gross purchase price of shoes bought through that company. Commissions paid to PL Footwear, Inc. were approximately $1.2 million in fiscal 2006. Our management believes that the arrangements with PL Footwear, Inc. are on terms that are not less favorable to us than could be obtained from unrelated parties.

PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of March 16, 2007, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive who is not a director, and by all directors and current Executives as a group. For information with respect to beneficial ownership of our common stock by our directors and our Chief Executive Officer, see "Proposal No. 1 Election of Directors - Nominees and Director Information”. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Number of Shares		Percent of
Name	Beneficially Owned		Class
J. Wayne Weaver and Delores B. Weaver(1)	3,833,230	(2)	28.1%

Timothy T. Baker	95,429	(3)	*

Clifton E. Sifford	73,871	(4)	*

W. Kerry Jackson	72,466	(5)	*

All current executive officers and directors as a group	4,756,046	(6)	33.7%
(8 persons)

FMR Corp.
82 Devonshire Street
Boston, MA 02109**	1,674,021	(7)	12.4%

Barclays Global Investors, NA
Barclays Global Fund Advisors
45 Fremont Street	1,302,020	(8)	9.6%
San Francisco, CA 94105**

Dimensional Fund Advisors LP
1299 Ocean Avenue
Santa Monica, CA 90401**	1,061,847	(9)	7.8%

*	Less than 1%
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.
(1)	J. Wayne Weaver and Delores B. Weaver are husband and wife. Their address is 8233 Baumgart Road, Evansville, Indiana 47725.
(2)	Mr. and Mrs. Weaver each individually own 1,916,615 shares.
(3)	Includes 66,712 shares issuable upon the exercise of presently exercisable options and 18,000 shares of restricted stock as to which Mr. Baker has voting but not dispositive power.
(4)	Includes 50,000 shares issuable upon the exercise of presently exercisable options and 18,000 shares of restricted stock as to which Mr. Sifford has voting but not dispositive power.
(5)	Includes 36,666 shares issuable upon the exercise of presently exercisable options and 18,000 shares of restricted stock as to which Mr. Jackson has voting but not dispositive power.
(6)	Includes 458,252 shares issuable upon the exercise of presently exercisable options and 87,167 shares of restricted stock as to which the individuals have voting but not dispositive power.
(7)	The shareholder is a parent holding company and shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with the following subsidiaries, individuals and other entities: Fidelity Management & Research Company (investment advisor), Edward C. Johnson III (Chairman of the Board and significant shareholder of FMR Corp.), Fidelity Management Trust Company (bank), and Pyramis Global Advisors Trust Company (bank).
(8)	Each of Barclays Global Investors, NA and Barclays Global Fund Advisors are investment advisors that manage various accounts which have the right to receive or the power to direct the receipt of dividends from and the proceeds from the sale of the shares of our common stock.
(9)	The shareholder is a registered investment advisor and has sole voting and dispositive power with respect to the shares. All of the indicated shares are owned by advisory clients of the shareholder, and the shareholder disclaims beneficial ownership of such shares.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

     The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2008 Annual Meeting of Common Shareholders is January 9, 2008.

     In order to be considered at the 2008 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our By-Laws. Our By-Laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to our Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to our Secretary. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 30 days nor more than 60 days prior to the meeting. In the event that less than 40 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

     The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our By-Laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices.

SHAREHOLDER COMMUNICATIONS

     Our Board of Directors has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Shoe Carnival, Inc., Board of Directors, c/o Lead Director, 8233 Baumgart Road, Evansville, Indiana 47725.

INCORPORATION BY REFERENCE

     Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report, and the Report of the Audit Committee shall not be incorporated by reference in any such filings.

ANNUAL REPORTS

     Our Annual Report to Shareholders for fiscal 2006 accompanies this Proxy Statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the Annual Meeting. Additional copies of our Annual Report on Form 10-K for fiscal 2006 as filed with the Securities and Exchange Commission, including financial statements but excluding exhibits, may be obtained without charge upon written request to David A. Kapp, Secretary, Shoe Carnival, Inc., 8233 Baumgart Road, Evansville, Indiana 47725.

Proxy - Shoe Carnival, Inc.

Proxy Solicited on Behalf of The Board of Directors
For The Annual Meeting of Shareholders - June 12, 2007

The undersigned appoints Mark L. Lemond and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the new corporate headquarters for Shoe Carnival, Inc. located at 7500 East Columbia Street, Evansville, Indiana on June 12, 2007, at 9:00 a.m., C.D.T., or at any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of the nominee listed under Proposal 1 and FOR Proposal 2.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Shoe Carnival, Inc.
Annual Meeting Proxy Card

A. Proposals – The Board of Directors recommends a vote FOR the listed nominee and FOR Proposal 2.

1.      Election of Director:

	For	Withhold
01 – Mark L. Lemond	[ ]	[ ]

		For	Against	Abstain
2.	Proposal to ratify the appointment of Deloitte & Touche LLP, as the independent registered public accounting firm for the
	Company for fiscal 2007.	[ ]	[ ]	[ ]

3.	In their discretion, to transact such other business as may
properly come before the meeting.

B. Non-Voting Items

Change of Address – Please print new address below.

C. Authorized Signatures -- This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.

Date (mm/dd/yyyy) – Please print date below.

Signature 1 - Please keep signature within the box.

Signature 2 - Please keep signature within the box.